O’Sullivan Receives Court Approval For $35 Million DIP Facility

ROSWELL, Ga., October 25, 2005 – O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock – OSULP.PK) today said that the U.S. Bankruptcy Court for the Northern District of Georgia has granted it interim authorization to draw on a $35 million debtor-in- possession (DIP) credit facility provided by CIT Group/Business Credit, Inc., and other lenders. The company will use the new facility to pay off its pre-petition credit agreement and to support ongoing operations.

“With the new credit facility in place, vendors and customers should feel confident about doing business with O’Sullivan Industries,” said Robert S. Parker, president and chief executive officer of O’Sullivan Industries. “The new credit line, combined with cash from operations, will enable us to maintain the inventories and supplies we need to continue to serve our customers and generate revenues. This authorization represents an important step in our progress toward a final capital restructuring.”

The court earlier approved other typical “first-day” motions, including authorizing the company to continue to pay employee salaries, wages and benefits and honor pre-petition employee obligations.

The company, with headquarters in Roswell, Georgia, is a leading designer, manufacturer and distributor of ready-to-assemble furniture and other products. On Friday, October 14, 2005, O’Sullivan Industries Holdings, Inc., and certain of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.

About O’Sullivan Industries

O’Sullivan has been in business since 1954. The company designs, manufactures and distributes ready-to-assemble furniture and related products, including a growing line of desks, computer work centers, home entertainment centers, bookcases, shelving, stands for televisions and audio equipment, bedroom furniture pieces, garage storage units and commercial furniture. The majority of O’Sullivan products are sold through large retailers and office supply stores. O’Sullivan employs approximately 1,300 people, primarily at production facilities in Lamar, Missouri, and South Boston, Virginia. The company has its headquarters in the Atlanta suburb of Roswell.

Safe Harbor Statement

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s ability to maintain adequate liquidity and to operate pursuant to the terms of its DIP credit agreement; O’Sullivan’s ability to obtain court approvals with respect to motions in the Chapter 11 proceedings; O’Sullivan’s ability to prosecute, confirm and consummate a plan of reorganization; O’Sullivan’s ability to obtain and maintain normal terms with vendors and service providers; O’Sullivan’s ability to fund and execute its business plan; O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders; as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:
Rick Walters, CFO – 866-289-1880